August 23, 2011

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:

E-Debit Global Corp.

EIN: 27-1494794

Commissioners:

We were previously the principal accountants for E-Debit Global Corp., and we reported on the financial statements of E-Debit Global Corp. as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009.  We have not provided any audit services to E-Debit Global Corp. since the audit of the December 31, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of E-Debit Global Corp. through June 30, 2011. Effective August 22, 2011, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.1 of its Form 8-K dated August 24, 2011.  We agree with the statements concerning our Firm in Item 4.1 of the Form 8-K.  We have no basis on which to agree or disagree with other statements made in the amended Form 8-K.

Very truly yours,

Cordovano and Honeck LLP

Englewood, Colorado